Exhibit 10.9

FORM OF INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT (this “Agreement”) is made and entered into this             day of             , 20            (the “Effective Date”) by and between Textainer Group Holdings Limited, a company incorporated under the laws of Bermuda (the “Company”), and             (the “Indemnitee”).

WHEREAS, the Company believes it is essential to retain and attract qualified directors and officers;

WHEREAS, the Indemnitee is a director and/or officer of the Company or any of its subsidiaries;

WHEREAS, both the Company and the Indemnitee recognize the increased risk of litigation and other claims being asserted against directors and officers of public companies;

WHEREAS, the Company had entered into certain other indemnification agreements with the Indemnitee and other officers and directors at different times in the past and would like to standardize its indemnification agreement with all of its directors and executive officers; and

WHEREAS, in recognition of the Indemnitee’s need for (i) substantial protection against personal liability, and (ii) an inducement to continue to provide effective services to the Company as a director and/or officer thereof, the Company wishes to provide for the indemnification of the Indemnitee and the Indemnitee’s immediate family members to the extent they are subject to liability due to Indemnitee’s service with the Company and to advance expenses to the Indemnitee to the fullest extent permitted by law and as set forth in this Agreement, and, to the extent insurance is maintained by the Company, to provide for the continued coverage of the Indemnitee under the Company’s directors’ and officers’ liability insurance policies;

NOW, THEREFORE, in consideration of the premises contained herein and of the Indemnitee continuing to serve the Company directly or, at its request, with another enterprise, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Certain Definitions.

(a)    A “Change in Control” shall be deemed to have occurred if:

(i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”), other than (a) a trustee or other fiduciary holding securities under an employee benefit plan of the Company; (b) a company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their share interest in the Company; or (c) any current beneficial shareholder or group, as defined by Rule 13d-5 of the Exchange Act, including the heirs, assigns and successors thereof, of beneficial ownership, within the meaning of Rule 13d-3 of the Exchange Act, of securities possessing more than 50% of the total combined voting power of the Company’s issued and outstanding securities; hereafter becomes the “beneficial owner,” as defined in Rule 13d-3 of the Exchange Act, directly or indirectly, of securities of the Company representing 20% or more of the total combined voting power represented by the Company’s then issued and outstanding Voting Securities (as defined below);

(ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Company’s Board of Directors (the “Board”) and any new director whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii) the shareholders of the Company approve a merger, amalgamation or consolidation of the Company with any other entity, other than a merger, amalgamation or consolidation which would result in the Voting Securities of the Company issued and outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 80% of the total voting power represented by the Voting Securities of the Company or such surviving or continuing entity, issued and outstanding immediately after such merger, amalgamation or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company, in one transaction or a series of transactions, of all or substantially all of the Company’s assets.

(b)    “DGCL” shall mean the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended or interpreted.

(c)    “Expense” shall mean attorneys’ fees and all other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing for any of the foregoing, any Proceeding relating to any Indemnifiable Event.

(d)    “Family Member” shall mean the Indemnitee’s immediate family member, including his or her spouse, domestic partner, child, stepchild, parent, stepparent, or sibling.

(e)    “Indemnifiable Event” shall mean any event or occurrence that takes place either prior to or after the execution of this Agreement, related to the fact that the Indemnitee is or was a director or officer of the Company or any of its subsidiaries, or is or was serving at the request of the Company as a director, officer, employee, or agent of another foreign or domestic corporation or partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, or by reason of anything done or not done by the Indemnitee in any such capacity.

(f)    “Proceeding” shall mean any threatened, pending or completed action, suit, investigation or proceeding, and any appeal thereof, whether civil, criminal, administrative or investigative and/or any inquiry or investigation, whether conducted by the Company or any other party, that the Indemnitee in good faith believes might lead to the institution of any such action.

(g)    “Reviewing Party” shall mean any appropriate person or body consisting of a member or members of the Board or any other person or body appointed by the Board (including the special independent counsel referred to in Section 6) who is not a party to the particular Proceeding with respect to which the Indemnitee or Family Member is seeking indemnification.

(h)    “Voting Securities” shall mean any securities of the Company which vote generally in the election of directors.

2.    Indemnification. In the event the Indemnitee or Family Member was or is a party to or is involved (as a party, witness, or otherwise) in any Proceeding by reason of (or arising in part out of) an Indemnifiable Event, whether the basis of the Proceeding is the Indemnitee’s alleged action in an official capacity as a director or officer of the Company or any of its subsidiaries or not, the Company shall indemnify the Indemnitee or the Family Member to the fullest extent permitted by the DGCL and the Companies Act of 1981 of Bermuda (the “Companies Act”) against any and all Expenses, liability, and loss (including judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement, and any interest, assessments, or other charges imposed thereon, and any federal, state, local, or foreign taxes imposed on any director or officer of the Company or any of its subsidiaries as a result of the actual or deemed receipt of any payments under this Agreement) (collectively, “Liabilities”) reasonably incurred or suffered by such person in connection with such Proceeding. The Company shall provide indemnification pursuant to this Section 2 as soon as practicable, but in no event later than 30 days after it receives written demand from the Indemnitee. Notwithstanding anything in this Agreement to the contrary and except as provided in Section 5 below, the Indemnitee or Family Member shall not be entitled to indemnification pursuant to this Agreement (i) in connection with any Proceeding initiated by the Indemnitee or Family Member against the Company or any director or officer of the Company or any of its subsidiaries unless the Company has joined in or consented to the initiation of such Proceeding; (ii) in connection with any Proceedings where the Indemnitee or Family Member is adjudged to be liable to the Company; (iii) on account of the Indemnitee’s conduct failing to meet the good faith and best interest requirements under Section 145 of the DGCL; or (iv) on account of any suit in which a final non-appealable judgment is rendered against the Indemnitee with respect to Indemnitee’s fraud or dishonesty.

3.    Advancement of Expenses. The Company shall advance Expenses to the Indemnitee or the Family Member within 30 business days of such request (an “Expense Advance”); provided, however, that if required by applicable corporate laws, such Expenses shall be advanced only upon delivery to the Company of an undertaking by or on behalf of the Indemnitee or the Family Member to repay such amount if it is ultimately determined that the Indemnitee or the Family Member is not entitled to be indemnified by the Company; and provided further, that the Company shall make such advances only to the extent permitted by law. Expenses incurred by the Indemnitee while not acting in his/her capacity as a director or officer, including service with respect to employee benefit plans, may be advanced upon such terms and conditions as the Board (excluding the Indemnitee), in its sole discretion, deems appropriate.

4.    Review Procedure for Indemnification.

(a)    Notwithstanding the foregoing, (i) the obligations of the Company under Sections 2 and 3 above shall be subject to the condition that the Reviewing Party shall not have determined (in a written opinion, in any case in which the special independent counsel referred to in Section 6 hereof is involved) that the Indemnitee or Family Member would not be permitted to be indemnified under applicable law, and (ii) the obligation of the Company to make an Expense Advance pursuant to Section 3 above shall be subject to the condition that, if, when and to the extent that the Reviewing Party determines that the Indemnitee or Family Member would not be permitted to be so indemnified under applicable law, the Company shall be entitled to be reimbursed by the Indemnitee or Family Member (who hereby agrees to reimburse the Company) for all such amounts theretofore paid; provided, however, that if the Indemnitee or Family Member has commenced legal proceedings in a court of competent jurisdiction pursuant to Section 5 below to secure a determination that the Indemnitee or Family Member should be indemnified under applicable law, any determination made by the Reviewing Party that the Indemnitee or Family Member would not be permitted to be indemnified under applicable law shall not be binding and the Indemnitee or Family Member shall not be required to reimburse the Company for any Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or have lapsed). The Indemnitee’s and the Family Member’s obligation to reimburse the Company for Expense Advances pursuant to this Section 4 shall be unsecured and no interest shall be charged thereon. The Reviewing Party shall be selected by the Board, unless there has been a Change in Control, other than a Change in Control which has been approved by a majority of the Board who were directors immediately prior to such Change in Control, in which case the Reviewing Party shall be the special independent counsel referred to in Section 6 hereof.

(b)    The Company shall be permitted to settle any action or claim except that it shall not settle any action or claim in any manner which would impose any penalty or limitation on the Indemnitee without Indemnitee’s written consent, which shall not be unreasonably withheld.

5.    Enforcement of Indemnification Rights.

(a)    If the Reviewing Party determines that the Indemnitee or Family Member substantively would not be permitted to be indemnified in whole or in part under applicable law, or if the Indemnitee or Family Member has not otherwise been paid in full pursuant to Sections 2 and 3 above within 30 days after a written demand has been received by the Company, the Indemnitee or Family Member shall have the right to commence litigation in any court in the State of California having subject matter jurisdiction thereof and in which venue is proper to recover the unpaid amount of the demand (an “Enforcement Proceeding”) and, if successful in whole or in part, the Indemnitee or Family Member shall be entitled to be paid any and all Expenses in connection with such Enforcement Proceeding. The Company hereby consents to service of process for such Enforcement Proceeding and to appear in any such Enforcement Proceeding. Any determination by the Reviewing Party otherwise shall be conclusive and binding on the Company, the Indemnitee and the Family Member.

(b)    Indemnitee and the Family Member shall cooperate with the Reviewing Party with respect to Indemnitee’s or the Family Member’s entitlement to indemnification, including providing to such person upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee or the Family Member and reasonably necessary to make such determination.

6.    Change in Control. The Company agrees that if there is a Change in Control of the Company, other than a Change in Control which has been approved by a majority of the Board who were directors immediately prior to such Change in Control, then with respect to all matters thereafter arising concerning the rights of the Indemnitee or Family Member to indemnity payments and Expense Advances under this Agreement or any other agreement or under applicable law or the Company’s Bye-laws now or hereafter in effect relating to indemnification for Indemnifiable Events, the Company shall seek legal advice only from special independent counsel selected by the Indemnitee and approved by the Company, which approval shall not be unreasonably withheld. Such special independent counsel shall not have otherwise performed services for the Company, the Indemnitee or the Family Member, other than in connection with such matters, within the last five years. Such independent counsel shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company, the Indemnitee or the Family Member in an action to determine the Indemnitee’s or the Family Member’s rights under this Agreement. Such counsel, among other things, shall render its written opinion to the Company and the Indemnitee or the Family Member as to whether and to what extent the Indemnitee or the Family Member would be permitted to be indemnified under applicable law. The Company agrees to pay the reasonable fees of the special independent counsel referred to above and to indemnify fully the Indemnitee or the Family Member against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to the engagement of such special independent counsel pursuant to this Agreement.

7.    Partial Indemnity. If the Indemnitee or Family Member is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses and Liabilities, but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify the Indemnitee or the Family Member for the portion thereof to which the Indemnitee or the Family Member is entitled.

8.    Contribution. If the indemnification provided in Sections 2 and 3 is unavailable and may not be paid to Indemnitee or Family Member for any reason other than those set forth in Sections 4 and 20, then in respect of any Proceeding in which the Company is or is alleged to be jointly liable with Indemnitee or the Family Member (or would be if joined in such Proceeding), to the fullest extent permissible under applicable law, including under the Companies Act, the Company, in lieu of indemnifying and holding harmless Indemnitee or the Family Member, shall contribute to the amount of Expenses and Liabilities actually and reasonably incurred and paid or payable by Indemnitee or the Family Member in such proportion as is appropriate to reflect (a) the relative benefits received by the Company, and (b) the relative fault of the Company on the one hand and of the Indemnitee on the other hand in connection with the events which resulted in such Expenses and Liabilities, as well as any other relevant equitable considerations that the law may require to be considered. The relative fault of each of the Company and Indemnitee shall be determined by reference to, among other things, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such Expenses and Liabilities.

9.    Non-exclusivity. The rights of the Indemnitee or Family Member hereunder shall be in addition to any other rights the Indemnitee or the Family Member may have under any statute, provision of the Company’s Bye-laws, or upon approval of shareholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, provided however, that this Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, to the extent arising as a contractual matter among the parties, with respect to the subject matter hereof. In addition, to the extent that a change in the Companies Act permits greater indemnification by agreement than would be afforded currently under the Company’s Bye-laws and this Agreement, it is the intent of the parties hereto that the Indemnitee or the Family Member shall enjoy by this Agreement the greater benefits so afforded by such change.

10.    Liability Insurance. For the duration of Indemnitee’s service as a director and/or officer of the Company, and thereafter for so long as Indemnitee shall be subject to any pending Proceeding by reason of (or arising in part out of) an Indemnifiable Event, the Company shall, to the extent available at commercially reasonable terms (taking into account the scope and amount of coverage available relative to the cost thereof), cause to be maintained in effect policies of directors’ and officers’ liability insurance providing coverage for directors and officers of the Company that is at least substantially comparable in scope and amount to that provided by the Company’s current policies of directors’ and officers’ liability insurance. To the extent the Company maintains an insurance policy or policies providing directors’ and officers’ liability insurance, the Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any director or officer of the Company or any of its subsidiaries.

11.    Settlement of Claims. The Company shall not be liable to indemnify the Indemnitee or Family Member under this Agreement (a) for any amounts paid in settlement of any action or claim effected without the Company’s written consent, which consent shall not be unreasonably withheld; or (b) for any judicial award if the Company was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action.

12.    Presumption and Effect of Certain Proceedings. Upon making a request for indemnification, Indemnitee or Family Member shall be presumed to be entitled to indemnification under this Agreement, and the Company shall have the burden of proof to overcome the presumption in reaching any contrary determination. Moreover, notwithstanding any other provision of this Agreement, to the extent that the Indemnitee or Family Member has been successful on the merits or otherwise in defense of any or all Proceedings relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, including dismissal without prejudice, the Indemnitee or the Family Member shall be indemnified against all Expenses incurred in connection therewith. For purposes of this Agreement, to the fullest extent permitted by law, the termination of any Proceeding, action, suit or claim, by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee or the Family Member did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

13.    Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or on behalf of the Company or any affiliate of the Company against the Indemnitee, the Indemnitee’s Family Members, heirs, executors or personal or legal representatives after the expiration of two years from the date of accrual of such cause of action, or such longer period as may be required by applicable law under the circumstances, and any claim or cause of action of the Company or its affiliate shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action, such shorter period shall govern.

14.    Consent and Waiver by Third Parties. The Indemnitee hereby represents and warrants that he or she has obtained all waivers and/or consents from third parties which are necessary for his or her employment or service with the Company on the terms and conditions set forth herein and to execute and perform this Agreement without being in conflict with any other agreement, obligation or understanding with any such third party. The Indemnitee represents that he or she is not bound by any agreement or any other existing or previous business relationship which conflicts with, or may conflict with, the performance of his or her obligations hereunder or prevent the full performance of his or her duties and obligations hereunder.

15.    Amendment of this Agreement. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. Except as specifically provided herein, no failure to exercise or any delay in exercising any right or remedy hereunder shall constitute a waiver thereof.

16.    Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee or any Family Member, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

17.    No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any claim made against Indemnitee or any Family Member to the extent the Indemnitee or the Family Member has otherwise actually received payment (under any insurance policy, Bye-law, agreement or otherwise) of the amounts otherwise indemnifiable hereunder.

18.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, amalgamation, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs, and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, amalgamation, consolidation or otherwise) to all, substantially all, or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to the Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. This Agreement shall continue in effect regardless of whether the Indemnitee continues to serve as a director or officer of the Company or any of its subsidiaries or of any other enterprise at the Company’s request.

19.    Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, which is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

20.    Limitation of Indemnification. Notwithstanding any other term of this Agreement, nothing herein shall indemnify the Indemnitee or any Family Member against, or exempt the Indemnitee or the Family Member from, any liability in respect of the Indemnitee’s or the Family Member’s fraud or dishonesty.

21.    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in such State without giving effect to the principles of conflicts of laws.

22.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23.    Notices. All notices, demands, and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand, against receipt, or mailed, postage prepaid, certified or registered mail, return receipt requested, and addressed to the Company at:

and to the Indemnitee at:

Notice of change of address shall be effective only when done in accordance with this Section. All notices complying with this Section shall be deemed to have been received on the date of delivery or on the third business day after mailing.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day first set forth above.

THE COMPANY: TEXTAINER GROUP HOLDINGS LIMITED

By:

Name:

Title:

INDEMNITEE:

Signature

Print Name:

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